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                                                                    EXHIBIT I-1

                             TERMINATION AGREEMENT

         This Termination Agreement (this "Agreement") is made and entered into effective as of August 2, 2002 (the "Effective Date"), by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), Inter-Him N.V., a Netherlands Antilles corporation ("Inter-Him"), and W. Howard Lester, an individual resident of the State of California ("Lester").

                                    RECITALS

         WHEREAS, on May 1, 2001, Inter-Him and Lester (individually, an "Investor" and collectively, the "Investors") and the Company entered into a Shareholders Agreement (the "Shareholders Agreement") to provide for rights of first refusal in the event that any of the Investors desired to transfer any of their shares of Series 2001-A Preferred Stock of the Company ("Preferred Stock") and to enter into certain agreements relating to the voting of their shares of Preferred Stock;

         WHEREAS, in connection with the acquisition of shares of Series 2002-A Preferred Stock by the Investors and others, the parties to the Shareholders Agreement desire to terminate such Shareholders Agreement in its entirety.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Termination of Shareholders Agreement. All of the parties to the Shareholders Agreement hereby terminate the Shareholders Agreement, effective as of the Effective Date.

         2. Revocation of Prior Proxies. All proxies granted under the Shareholders Agreement shall be revoked as of the Effective Date.

         3. Removal of Legends from Certificates; Further Assurances. Upon the request of either Investor, the Company shall remove or cause the removal of any legends that had been required by the Shareholders Agreement from each certificate representing the Investors' shares of Preferred Stock, and any certificates issued to their successors and assigns who were bound by the Shareholders Agreement. Further, upon the execution of this Agreement and thereafter, the parties to this Agreement shall do such other things as may be reasonably requested by any other party to this Agreement in order more effectively to consummate or document the transactions contemplated by this Agreement.

         4. Miscellaneous. This Agreement is binding upon the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees or other successors and assigns, and inures to the benefit of the parties to this Agreement and their respective permitted legal representatives, heirs, devisees, legatees or other permitted successors and assigns. This Agreement constitutes the entire agreement of the parties to this Agreement with

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respect to its subject matter, supersedes all prior agreements, if any, of the parties to this Agreement with respect to its subject matter, and may not be amended except in writing signed by the party to this Agreement against whom the change is being asserted. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Oklahoma. This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies.

                       [Signatures appear on next page.]


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         DULY EXECUTED and delivered by each of the parties hereto effective as set forth above.


                                        Harold's Stores, Inc.




                                        By:      /s/ Jodi L. Taylor
                                                 -----------------------
                                        Name:    Jodi L. Taylor
                                                 -----------------------
                                        Title:   Chief Financial Officer
                                                 -----------------------


                                        Inter-Him N.V.





                                        By:      /s/ Victor Hoogstraal
                                                 ----------------------
                                        Name:    Victor Hoogstraal
                                                 ----------------------
                                        Title:   Managing Director
                                                 ----------------------




                                        /s/ W. Howard Lester
                                        -------------------------------
                                        W. Howard Lester


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